Exhibit 10.03

MONEYGRAM INTERNATIONAL, INC.
2005 OMNIBUS INCENTIVE PLAN

AMENDMENT TO NON-QUALIFIED STOCK OPTION AGREEMENTS

This Amendment to Non-Qualified Stock Option Agreements (this “Agreement”) is made effective as of August 31, 2009 (the “Effective Date”) between MoneyGram International, Inc., a Delaware Corporation (the “Company”), and Pamela H. Patsley who is an employee of the Company (the “Optionee”).

WHEREAS, the Company has entered into Non-Qualified Stock Options Agreements with the Optionee effective as of January 21, 2009 and May 12, 2009 (collectively the “Prior Option Agreements”); and

WHEREAS, the Company is entering into an Amended and Restated Employment Agreement with the Optionee, and in connection therewith, has agreed to modify certain terms of the Prior Option Agreements;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Terms used as defined terms herein and not otherwise defined shall have the meaning set forth in the Prior Option Agreements.

2. Effect of Termination of Employment. The following changes shall be made to Section 5 of each of the Prior Option Agreements:

a)	The opening paragraph of Section 5 shall be modified so as to read in its entirety as follows:

“If the Optionee ceases to be employed by the Company or any of its Subsidiaries, any portion of the Option that was not vested on the date of the Optionee’s termination of employment and that does not vest pursuant to the terms of the Employment Agreement shall be forfeited, and any portion of the Time-Based Option and the Performance-Based Option that vests may be exercised until the earlier of (i) the Expiration Date and (ii) the date that is six months after the later of the date of the Optionee’s termination of employment or the date of any subsequent vesting pursuant to Section 5(d) below, except that:”

b)	Clause (ii) of Section 5(b) shall be modified so as to read in its entirety as follows:

"(ii) the date that is the later of twelve (12) months after the date of the Optionee’s termination due to Disability or six (6) months after any subsequent vesting pursuant to Section 5(d) below.”

c)	Clause (ii) of Section (c) shall be modified as follows:

"(ii) the date that is the later of twelve (12) months after the date of the Optionee’s death or six (6) months after any subsequent vesting pursuant to Section 5(d) below.”

d)	Section 5(d) shall be modified so as to read as follows:

"(d) As provided in the Employment Agreement, if the Company terminates the Optionee’s employment without Cause (as such term is defined in the Employment Agreement) or the Optionee terminates her employment with Good Reason (as such term is defined in the Employment Agreement), or if Optionee’s employment is terminated due to Optionee’s death or Disability (as such term is defined in the Employment Agreement), then (x) the Time-Based Option will continue to vest through the date twelve (12) months after the date of termination, and (y) the Performance-Based Option shall vest through any Performance-Vesting Date that occurs during the 12-month period following the date of termination. The number of Time-Based Options deemed exercisable upon termination shall be calculated after giving effect to the acceleration of vesting specified in this clause (d). If the Optionee remains employed for the Employment Term (as such term is defined in the Employment Agreement), then the Performance-Based Option shall vest through any Performance-Vesting Date that occurs during the twelve (12) month period following expiration of such Employment Term.

3. Effect of this Amendment. Except as otherwise amended by this Agreement, the Prior Option Agreements shall continue in full force and effect.

Executed under seal as of the date first above written.

MONEYGRAM INTERNATIONAL, INC.

By:
Title:

OPTIONEE

Signature:

Print Name: Pamela H. Patsley